Contacts:	Rebecca Geier Director Investor Relations/Corp. Comm. (512) 683-5325

National Instruments Reports Record Quarterly Revenue of $184.4 Million in Q3
Company Expects Record Revenue in Q4 and for Full Year

AUSTIN, Texas - Oct. 25, 2007 - National Instruments (Nasdaq: NATI) reported record quarterly revenue of $184.4 million in the third quarter ended Sept. 30, 2007, up 12.4 percent as compared to Q3 2006. Diluted earnings per share (EPS) for Q3 2007 was 27 cents. This is above the midpoint of NI guidance of 24 cents to 29 cents per share. Net income was $21.5 million, up 15 percent from Q3 2006. For Q3 2007, operating margin and net margin were 13.3 percent and 11.7 percent, respectively.

Non-GAAP (Generally Accepted Accounting Principles) diluted EPS in Q3 2007 was 32 cents. This is above the midpoint of NI guidance of 29 cents to 34 cents per share. Non-GAAP net income was $25.8 million, up 17 percent from Q3 2006. For Q3 2007, non-GAAP operating margin and non-GAAP net margin were 16.3 percent and 14.0 percent, respectively. The company's non-GAAP results exclude the impact of both stock-based compensation and the amortization of acquisition-related intangibles. Reconciliations of the company's GAAP and non-GAAP results are included as part of this news release.

"The release of LabVIEW 8.5 in Q3 marked another major milestone in our vision of graphical system design. The inherent parallelism of LabVEW 8.5 makes it uniquely positioned to leverage multicore processors with little to no change in the way users develop their code," said Dr. James Truchard, NI president and CEO. "I believe our graphical system design approach for test, industrial and embedded applications has defined a unique and defensible position for National Instruments."

NI virtual instrumentation and graphical system design products, which constitute the vast majority of the company's product portfolio, had 14.3 percent year-over-year revenue growth in Q3 2007. This represents another strong quarter of revenue growth from NI virtual instrument products. NI believes this continued strong growth validates the company's strategy of increased investment in R&D to drive new product success.

In contrast, sales of NI instrument control products which now represent less than 10 percent of our revenue were down 3 percent year-over-year in Q3, compared to an 8 percent decline in Q2 2007. The decline in the company's instrument control product sales was related to weakness of the Global PMI during the quarter.

"On reviewing Q3, we are particularly pleased that the success of our system-level platforms has enabled us to deliver record revenue and solid earnings growth despite a significant decline in the global PMI in Q3," said Alex Davern, NI CFO.

National Instruments Reports Record Quarterly Revenue of $184.4 Million
Oct. 25, 2007

For the first nine months of 2007, the company reported record revenue of $536 million, up 11.8 percent as compared to the first nine months of 2006. In addition, the company continues to deliver strong operating leverage with net income of $61.3 million and non-GAAP net income of $73.1 million, up 27 percent and 25 percent, respectively, over the first nine months of 2006. These results increased the company's non-GAAP operating margin for the first nine months of 2007 to 16.1 percent from 15.0 percent in the first nine months of 2006.

Geographically, revenue in U.S. dollar terms for Q3 2007 compared to Q3 2006 was up 7 percent in the Americas, up 20 percent in Europe and up 15 percent in Asia, equaling overall growth of 12.4 percent. In local currency terms, revenue was up 13 percent in Europe and up 14 percent in Asia.

As of Sept. 30, 2007, the company had $276 million in net cash and short-term investments, up $35 million from June 30, 2007. The company also announced today that the board of directors declared a dividend of 10 cents per share on its common stock payable on Dec. 3, 2007, to shareholders of record on Nov. 12, 2007.

Q3 2007 Highlights

  Record revenue of $184.4 million, up 12.4 percent year-over-year
  Quarterly net income of $21.5 million, up 15 percent year-over-year
  Quarterly non-GAAP net income of $25.8 million, up 17 percent year-over-year
  Record revenue for USB data acquisition, distributed I/O, modular instruments and the PXI platform
  Strong system-level sales that drove all-time record average order size of nearly $3,400
  Cash and short-term investments of $276 million
  "Best in Show" award for the NI LabVIEW 8.5 graphical system design platform presented by Venture Development Corporation at Embedded Systems Conference

"We are pleased to deliver record revenue and a 25 percent increase in non-GAAP net income for the first nine months of 2007 as compared to the first nine months of 2006," Davern said. "Our performance in the third quarter builds on the excellent operating performance of the company over the last four years and has positioned us well to make significant progress toward our goal of 18 percent non-GAAP operating margin and to exceed our goal of 14 percent non-GAAP net margin for the full year."

Guidance for Q4 2007
The company expects a new record for revenue in Q4 and expects revenue to be in the range of $200 million and $210 million. GAAP fully diluted EPS for Q4 is expected to be in the range of 34 cents to 40 cents per share with non-GAAP fully diluted EPS expected to be in the range of 39 cents to 45 cents per share. Non-GAAP gross margin is expected to be approximately 76 percent with non-GAAP operating margin of between 19 percent and 22 percent. In Q4 2007, the company expects the combined impact of stock-based compensation and the amortization of acquisition-related intangibles to be approximately 5 cents per quarter.

National Instruments Reports Record Quarterly Revenue of $184.4 Million
Oct. 25, 2007

For the full year, management expects to report a new annual record for revenue. For the full year non-GAAP operating margin is expected to be in the range of 17 percent to 18 percent, with non-GAAP net margin in the range of 14 percent to 15 percent.

Interested parties can listen to a conference call today, Oct. 25, 2007, beginning at 4:00 p.m. CDT, at www.ni.com/call. Replay information is available by calling (719) 457-0820, confirmation code #8430048, from Oct. 25, 2007, at 7:00 p.m. CDT, through Nov. 1, 2007, at midnight CDT.

This release contains "forward-looking statements," including statements related to expecting to exceed 14 percent non-GAAP net margin for the full year; strong growth validating the company's increased R&D spending; graphical system design approach defining a unique and defensible position for the company; being well positioned to make significant progress toward 18 percent non-GAAP operating margin for the full year; NI guidance for Q4 2007 and the year 2007 including, as applicable, revenue, GAAP and non-GAAP diluted EPS, and the estimated diluted EPS impact of stock-based compensation and acquisition-related intangibles; and expecting a new annual record for revenue and for both GAAP and non-GAAP net income. These statements are subject to a number of risks and uncertainties, including the risk of adverse changes in the global economy, delays in the release of new products, fluctuations in customer demand for NI products, manufacturing inefficiencies and foreign exchange fluctuations. Actual results may differ materially from the expected results. The company directs you to documents filed with the SEC for other risks associated with the company's future performance.

About National Instruments
National Instruments (www.ni.com) is transforming the way engineers and scientists design, prototype and deploy systems for measurement, automation and embedded applications. NI empowers customers with off-the-shelf software such as NI LabVIEW and modular cost-effective hardware, and sells to a broad base of more than 25,000 different companies worldwide, with no one customer representing more than 3 percent of revenue and no one industry representing more than 10 percent of revenue. Headquartered in Austin, Texas, NI has more than 4,500 employees and direct operations in nearly 40 countries. For the past eight years, FORTUNE magazine has named NI one of the 100 best companies to work for in America. Readers can obtain investment information from the company's investor relations department by calling (512) 683-5090, e-mailing nati@ni.com or visiting www.ni.com/nati.

National Instruments Reports Record Quarterly Revenue of $184.4 Million
Oct. 25, 2007

Non-GAAP Earnings Presentation and Non-GAAP Earnings Guidance
In addition to disclosing results determined in accordance with GAAP, the company also discloses certain non-GAAP operating results that exclude certain charges. In this news release, the company has presented its operating margin, net income and diluted EPS results for Q3 2007 and Q3 2006 and its guidance for Q4 2007 on a GAAP and non-GAAP basis. When presenting non-GAAP results, the company includes a reconciliation of the non-GAAP results to the results under GAAP.

Management believes that including the non-GAAP results assists investors in assessing the company's operational performance and assessing its performance relative to its competitors. The company presents these non-GAAP results as a complement to results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. Management uses these non-GAAP measures to manage and assess the profitability and performance of its business and does not consider stock-based compensation expense or amortization of acquired intangibles that are all non-cash charges in managing its operations. Specifically, management uses non-GAAP measures to plan and forecast future periods, to establish operational goals, to compare with its business plan and individual operating budgets, to measure management performance for purposes of executive compensation including payments to be made under bonus plans, to assist the public in measuring the company's performance relative to the company's long-term public performance goals, to allocate resources and, relative to the company's historical financial performance, to enable comparability between periods. Management also considers such non-GAAP results to be an important supplemental measure of its performance. The economic substance behind management's decision to use such non-GAAP measures relates to these charges being non-cash in nature and being a useful measure of the potential future performance of the company's business.

In line with common industry practice and to help enable comparability with other technology companies, the company's non-GAAP presentation excludes the impact of both stock-based compensation and the amortization of acquisition-related intangibles. Other companies may calculate non-GAAP results differently than the company, limiting its usefulness as a comparative measure. In addition, such non-GAAP measures may exclude financial information that some may consider important in evaluating the company's performance. Management compensates for the foregoing limitations of non-GAAP measures by presenting certain information on both a GAAP and non-GAAP basis and providing reconciliations of these certain GAAP and non-GAAP measures.

The condensed consolidated balance sheets and statements of income follow.

CompactRIO, LabVIEW, National Instruments, NI and ni.com are trademarks of National Instruments. Other product and company names listed are trademarks or trade names of their respective companies.

National Instruments Reports Record Quarterly Revenue of $184.4 Million
Oct. 25, 2007

National Instruments
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2007	2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$183,471	$100,287
Short-term investments	92,628	150,190
Accounts receivable, net	121,291	117,235
Inventories, net	77,313	77,138
Other current assets	46,768	32,244
Total current assets	521,471	477,094

Property and equipment, net	148,702	145,425
Goodwill, net	53,970	53,343
Intangibles, net	42,200	40,065
Other long-term assets	7,047	5,293
Total assets	$773,390	$721,220

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$39,875	$32,001
Deferred revenue	29,982	22,208
Accrued expenses and other liabilities	53,106	45,310
Total current liabilities	122,963	99,519

Deferred income taxes, net	20,473	20,472
Other long-term liabilities	9,314	4,643
Total liabilities	152,750	124,634

Stockholders' equity:
Preferred stock	-	-
Common stock	794	799
Additional paid-in capital	86,734	109,851
Retained earnings	525,686	483,437
Other	7,426	2,499
Total stockholders' equity	620,640	596,586
Total liabilities and stockholders' equity	$773,390	$721,220

National Instruments Reports Record Quarterly Revenue of $184.4 Million
Oct. 25, 2007

National Instruments
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)
	Three Months		Nine Months
	Ended September 30,		Ended September 30,

	2007	2006	2007	2006
Net sales	$184,426	$164,079	$535,565	$478,954
Cost of sales	46,219	42,431	132,439	124,788
Gross profit	138,207	121,648	403,126	354,166

Sales and marketing	66,116	58,479	194,974	172,459
Research and development	31,891	27,742	91,652	83,121
General and administrative	15,284	13,050	45,028	39,445
Patent litigation	360	10	615	37
Total operating expenses	113,651	99,281	332,269	295,062

Operating income	24,556	22,367	70,857	59,104

Interest income	2,613	1,964	7,056	4,898
Foreign currency gain (loss)	98	432	628	195
Other income (expense), net	14	(29)	(138)	78

Income before income taxes	27,281	24,734	78,403	64,275
Provision for income taxes	5,741	6,083	17,063	16,001

Net income	$21,540	$18,651	$61,340	$48,274

Earnings per share:
Basic	$0.27	$0.23	$0.77	$0.61
Diluted	$0.27	$0.23	$0.76	$0.59

Weighted average shares
outstanding:
Basic	79,226	79,637	79,471	79,436
Diluted	80,874	81,274	80,986	81,504

Dividends declared per share	$0.10	$0.06	$0.24	$0.18

National Instruments Reports Record Quarterly Revenue of $184.4 Million
Oct. 25, 2007

National Instruments
Reconciliation of GAAP to Non-GAAP Measures
(in thousands, except per share data)
(unaudited)
Reconciliation of Gross Profit to Non-GAAP Gross Profit

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2007	2006	2007	2006

Gross profit, as reported	$138,207	$121,648	$403,126	$354,166
Stock-based compensation	252	182	672	465
Amortization of acquisition intangibles	678	682	2,033	2,025

Non-GAAP gross profit	$139,137	$122,512	$405,831	$356,656

Reconciliation of Operating Income to Non-GAAP Operating Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2007	2006	2007	2006

Operating income, as reported	$24,556	$22,367	$70,857	$59,104
Stock-based compensation	4,673	3,383	12,796	10,432
Amortization of acquisition intangibles	798	805	2,393	2,394

Non-GAAP operating income	30,027	26,555	86,046	71,930

National Instruments Reports Record Quarterly Revenue of $184.4 Million Oct. 25, 2007 Page 8 Reconciliation of Net Income and Diluted EPS to Non-GAAP Net Income and Non-GAAP Diluted EPS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2007	2006	2007	2006

Net income, as reported	$21,540	$18,651	$61,340	$48,274
Adjustments to reconcile net income to non-GAAP net income:
Stock-based compensation, net of tax effect	3,641	2,776	10,074	8,698
Amortization of acquisition intangibles, net of tax effect	581	550	1,705	1,626

Non-GAAP net income	$25,762	$21,977	$73,119	$58,598

Diluted EPS, as reported	$0.27	$0.23	$0.76	$0.59
Adjustment to reconcile diluted EPS to non-GAAP
diluted EPS:
Impact of stock-based compensation, net of tax effect	$0.04	$0.03	$0.12	$0.11
Impact of amortization of acquisition intangibles, net of tax effect	$0.01	$0.01	$0.02	$0.02

Non-GAAP diluted EPS	$0.32	$0.27	$0.90	$0.72

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